Exhibit 10.2

July 14, 2026

Garold Spindler

c/o gspindler@coronadoglobal.com

Dear Gerry,

Appointment as Non-Executive Director

I am pleased to confirm that upon your resignation as Interim Chief Executive Officer of Coronado Global Resources Inc. (Company), effective as of July 31, 2026, your role as a director of the Company will continue but your appointment as Non-Executive Director of the Company will take effect on 1st August 2026.

If you have any questions about this letter or any of the documents that will be provided to you, please contact Philip Peacock, Chief Legal Officer.

Term of appointment and vacation of office

Your role as a director is contingent on, satisfactory performance and re-election in accordance with the Certificate of Incorporation, By-laws and ASX Listing Rules (as applicable).

Following your appointment, you will hold office until:

•	you resign in writing to the Company; or

•	you cease to be a director in accordance with the Certificate of Incorporation and/or By-laws and the ASX Listing Rules (as applicable).

Role and responsibilities

The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board has a number of functions, including:

•	providing leadership of the Company with a framework of prudent and effective controls which enable risk to be assessed and managed;

•	setting the Company’s strategic aims, ensuring that the necessary financial and human resources are in place for the Company to meet its objectives, and reviewing management performance; and

•	setting the Company’s values and ensuring that its obligations to its shareholders and others are understood and met.

Your role as a Non-Executive Director has the following key elements:

•	constructively challenge and contribute to the development of strategy;

•	scrutinise the performance of management in meeting agreed goals and objectives, and monitor the reporting of performance;

•	ensure that compliance programs are established in order to assist in satisfying that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•	be responsible for succession planning and determining appropriate levels of remuneration of executive directors.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

Full details of the role of the Board and key Board responsibilities are set out in the Board Charter and Corporate Governance Guidelines.

As a Non-Executive Director you continue to have certain directors’ duties, including duties under the Australian Corporations Act and Delaware law to act with care and diligence, in good faith, in the best interest of the Company and its shareholders and put the interest of the Company and its shareholders over your own personal interests when making decisions for the Company, and duties in relation to a directors' use of position and information.

Training and continuing education

Should you require any information regarding your role and duties as a Non-Executive Director and details of the Company and the environment in which it operates please contact Philip Peacock, Chief Legal Officer. You will be required to attend site visits to the Company’s major centres of operation (including Curragh Mine) as well as meetings with members of management..

You will be regularly briefed at Board meetings in relation to business performance and current major issues, with this process being supported by periodic site visits in conjunction with Board meetings.

The Board will also provide a program of continuing education to ensure that all directors are kept up to date with developments in the industry both locally and at an international level. Directors are also expected to undertake any necessary continuing professional education to enable them to discharge their duties.

Please contact the Chief Legal Officer if you have any specific queries or requests of management.

Board meetings

It is expected that the Board will meet for regular meetings approximately 4 times a year. At least 2 of the 4 Board meetings will be physically held in the United States with the remaining Board meetings to be held in Australia.

In addition to the scheduled meetings, the Board may also meet at other times to consider significant matters as they arise. The Secretary will separately notify you of any additional special meetings.

It is expected that you will attend all meetings of the Board in person, or failing that, participate by electronic or other means. By accepting this appointment, you consent to the use of technology such as email or telephone to convene meetings, and to the holding of meetings by telephone or videoconference. You are asked to notify the Secretary in advance if you cannot attend any meeting.

Board papers will be distributed to you electronically and will generally be sent to you at least one week prior to Board meetings.

Board committees

The Board operates the following standing committees:

•	Audit, Governance and Risk Committee;

•	Compensation and Nominating Committee; and

•	Health, Safety, Environment and Community Committee.

You may be asked from time to time to participate in one or more of the Board’s other committees or be removed from a committee. As a member of a committee, you will be required to involve yourself in the activities of the committee that will include, as a minimum, attendance at committee meetings.

Time commitment envisaged

It is expected that you will commit sufficient time to adequately discharge your duties as a director of the Company. At times this will include being available at short notice and may include periods where you will be asked to commit substantial amounts of time.

You should expect to devote sufficient preparation time ahead of each Board and committee meeting as necessary.

Apart from preparing for and attending Board and committee meetings it is expected that you will keep yourself up to date concerning matters affecting the Company and the coal mining industry generally. This may involve meetings with other directors, senior management and shareholders of the Company outside formal scheduled meetings. In addition, it is expected that you will attend all meetings of the Company’s shareholders in person.

You should formally notify the Company of all other directorships held by you and other current significant commitments that have not been advised to date.

By accepting this appointment, you acknowledge that you have sufficient capacity to meet the necessary time commitments required by your performance as a Non -Executive Director.

Performance Evaluation

Your performance as a director, together with the performance of the Board as a whole and the Board’s committees, will be reviewed in accordance with processes agreed by the Board from time to time.

Directors will provide feedback in relation to the performance of the Board and its committees on an annual basis. It is important that individual directors participate in such reviews. Each Board committee will also be required to provide feedback in terms of a review of its own performance.

Fees and expenses

You will receive compensation for your services as a Non-Executive Director in accordance with the compensation program for Non-Executive Directors as in effect from time to time. The current compensation for your position, including the standard director’s fee, is currently AU$175,000 per annum, which includes any statutory superannuation required.

Non-Executive Directors may elect to receive some of their annual base fees as Restricted Security Units (RSUs). Further information about the election process for RSUs will be provided to you separately.

Your fees will be paid on a monthly basis by electronic funds transfer into a bank account nominated by you. Please contact the Chief People & Sustainability Officer to make the necessary arrangements.

If applicable, you may choose to receive your superannuation contributions through the Company’s superannuation fund. Alternatively, you may choose to receive your superannuation contributions through your nominated personal superannuation fund or other complying fund. We will provide you with a superannuation standard choice form. Please complete this form and give this to the Chief Legal Officer or the Secretary as soon as possible.

It is understood and agreed that in performing services as a director, you are acting as an independent contractor and not as an employee of the Company or any of its affiliates. You will not be entitled to participate in any benefit plan, policy or program sponsored or maintained by the Company or its affiliates for the benefit of their employees. You will be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to you as a director. You are required to provide any information or forms reasonably requested by the Company to determine whether applicable law requires that taxes should be withheld from any payment made to you pursuant to this letter. Notwithstanding the foregoing, if the Company reasonably determines that applicable law requires that such taxes should be withheld, the Company reserves the right to withhold, as legally required, and to notify you accordingly.

You are entitled to be reimbursed travelling and other expenses you properly incur concerning the Company’s affairs, including attending and returning from general meetings of the Company or meetings of the Board or Board committees. It is the usual practice for the Company to provide transport and accommodation for Directors in respect of Company related business.

Except for expenses associated with travelling, you should obtain the approval of the Chair for the expense before you incur it. Please note that the Company does not pay benefits (other than statutory entitlements) on the retirement of a Non-Executive Director.

Directors’ shareholding

The Company has established a Minimum Shareholding Policy for Non-Executive Directors (a copy of which will be provided to you) which requires Non-Executive Directors to maintain a minimum holding of Company securities.

The Company also has in place a Securities Dealing Policy (a copy of which will be provided to you) that regulates dealing in the Company’s securities by directors and their associates. You should make yourself familiar with this policy, as you are required to comply with it.

You are also required to disclose any trading in Company securities (refer below).

Ongoing disclosure of interests and matters affecting independence

We acknowledge that you have business and other interests outside the Company.

Copies of the current standing notices about interests of all current directors will be provided to you for your information. Your completed notification of interests will be circulated to other directors.

You are expected to declare any current conflict (or potential conflict) of interests and any potential conflict that you become aware of to the Chief Legal Officer as soon as apparent. This would include details of:

•	outside directorships;

•	outside investments of significance, of both you and your immediate family; and

•	outside employment or engagements.

The Board may require you to take such steps as are necessary and reasonable to resolve any conflict of interest within an appropriate period. In the event of an actual or potential conflict, the Board may also determine that you should not receive access to certain books and records to which the conflict relates, including any relevant Board papers and that you should absent yourself from the room when the Board discusses and votes on matters to which the conflict relates.

You have been given guidelines, contained in the Board Charter and Corporate Governance Guidelines, which have been adopted to assess the independence of directors and have confirmed that you regard yourself as an independent director within the framework of those guidelines. The Board will assess the independence of each Non-Executive Director at least once a year, and more frequently if required.

If there is a change in circumstances which could affect your independence (or be perceived to do so), you must immediately disclose this to the Board.

Notification of interests to ASX

As a listed company, the Company is required to provide to the ASX information in relation to a director’s interests and transactions in securities of the Company or its related bodies corporate, and to make arrangements with directors obliging them to provide certain information to enable the Company to meet its disclosure obligations within the required time frame. A copy of the Listing Rule 3.19B agreement for these purposes will be provided to you for your completion and signing.

In addition, you will be expected to comply with the Company’s reporting requirements of the Exchange Act of 1934, as amended. If the Company becomes listed in the United States, you will be expected to comply with certain additional disclosures relating to director interests as required in the United States.

There are prescribed forms for notification to ASX. The Secretary will prepare the initial notification based on the information you provide in relation to your current interests and holdings and will lodge it with the ASX. Please notify the Chief Legal Officer within the time frames set out in the Listing Rule 3.19B agreement if your interests in the Company change.

Indemnity, insurance and access to Company documents

You have already entered into an Agreement of Indemnity, Insurance and Access (Agreement) on terms similar to those entered into with the current directors. A copy of the Agreement can be provided to you if requested.

A copy of the Company’s D&O insurance policy will be provided to you. This D&O insurance policy will be maintained while you hold office of director and for a further 7 years after you cease to be a director of the Company, under the terms of the Agreement.

Independent Advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director and it is understood that it may be appropriate for you to seek advice from independent advisers at the Company’s expense. It is expected that you will comply with relevant Board policies when doing so (including consulting with the Chair before seeking such advice).

Confidentiality

Directors must keep confidential Board discussions, deliberations and decisions which have not been publicly disclosed by the Company.

Confidential information received by a director in the course of the exercise of directorial duties remains the property of the Company, and it is improper to disclose it (or allow it to be disclosed) either during your appointment or following cessation of your appointment, unless that disclosure has been properly authorised (including in the case of certain directors, pursuant to the Stockholders Agreement between the Company and Coronado Group LLC), or is required by law.

Nothing in this letter prohibits a director from providing truthful information to governmental or regulatory bodies, including reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistle-blower provisions of federal law or regulation. Directors do not need the prior authorization of the Company to make any such reports or disclosures and Directors are not required to notify the Company that such reports or disclosures have been made.

In addition, some information coming to the Board may be subject to a confidentiality undertaking in favour of third persons, and use of that information in breach of the undertaking could expose the Company to liability.

Management

All directors have access to the Chief Legal Officer and the Secretary. If you wish to contact a member of the Company’s management, either the Chief Legal Officer or the Secretary are available to facilitate the meeting.

Charters and policies

In addition to the documents specifically referred to in this letter, Schedule 1 lists various other materials relevant to your role which will be provided to you. These policies and other documents are designed to ensure that the directors, management and employees not only meet their legal obligations, but maintain the Company’s core values.

From time to time, the Company may revise the existing policies and adopt new policies in accordance with applicable legislative and governance requirements.

We look forward to you continuing as a director of the Company in the role as a Non-Executive Director to our Board. Please feel free to contact me or Philip Peacock, Chief Legal Officer, if you have any queries in relation to the above.

Yours sincerely

/s/ Greg Pritchard

Greg Pritchard

Chair

Please sign and return a copy of this letter to the Chief Legal Officer

Acknowledgment

I, Garold Spindler, confirm that I accept the appointment as Non-Executive Director of Coronado Global Resources Inc. on the terms of appointment set out in this letter.

Date	July 14, 2026

sign here ► /s/ Garold Spindler

print name	Garold Spindler

Schedule 1

Relevant material

Form	Action required

Consent to act as a Director	No action required

Notification of Interests	No action required

ASX Letter Agreement (Listing Rule 3.19B)	No action required

Appendix 3X – Initial Directors’ Notice	No action required

Notification of Bank Account Details	No action required

ATO Tax File Number Declaration[1]	No action required

Form W-8 (for Australian Directors)	No action required

Form W-9 (for US Persons)	No action required

Superannuation Election Form	No action required

Agreement of Indemnity,Insurance and Access	No action required

Copy of the Company D&O insurance policy	No action required

1 Note that failure to complete this form obliges the Company to deduct PAYG instalments at the top marginal rate of tax.

Form	Action required

Board & Committee Calendar	No action required

Board and Committee Charters	No action required

•	Board Charter and Corporate Governance Guidelines

•	Audit, Governance and Risk Committee

•	Compensation and Nominating Committee

•	Health, Safety, Environment and Community Committee

Board and Company Policies	No action required

•	Code of Business Conduct and Ethics

•	Securities Dealing Policy

•	Continuous Disclosure Policy

•	Gender Diversity Policy

•	Whistleblowing Policy

•	Anticorruption Policy

•	External Audit Policy

•	Minimum Shareholding Policy

Certificate of Incorporation and By-laws	No action required

Copies of current Directors’ current Standing Notice of Directors’ Interests	No action required